Exhibit 99.1

Contact:

Lee Jacobson

Investor Relations

617.638.2065

Janice Walker

Corporate Communications

617.638.2047

News for Immediate Release

First Marblehead Announces Second Quarter

Fiscal 2008 Results

BOSTON, MA, January 31, 2008 – The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the second quarter of fiscal 2008 and for the six-month period ended December 31, 2007.

Total revenues for the six months ended December 31, 2007 were $257.2 million, a decrease of 49% from $500.7 million for the same period last year.  Revenues declined principally as a result of a $178.0 million pre-tax write down of the Company’s service receivables due to changes in certain assumptions used in estimating their fair value.  The changes were made to reflect the current consumer and credit markets environment and the write down is within the previously announced range of $170-$185 million. Net income for the six-month period was $51.1 million or $0.54 per diluted share, a decrease of 77% in net income and 77% in diluted earnings per share, over the same period last year.   For the second quarter of fiscal 2008, the company recorded a net loss of $117.7 million.

“Even though our business volumes were strong in the second fiscal quarter, our earnings were affected by the volatility in the capital markets,” said Jack L. Kopnisky, First Marblehead’s Chief Executive Officer and President.

Loans available for securitization during the second quarter of fiscal 2008 increased to $982.0 million, up 43% over the same period last year.  The rolling twelve-month volume of loans available for securitization increased to $4.9 billion, up 40% for the twelve months ended December 31, 2007.

“The strategic investment by GS Capital Partners significantly adds to our financial strength and expands our financing options for the future,” said Kopnisky. “Upon receipt of regulatory clearances and determinations, we expect to receive an additional $200.7 million in connection with the transaction announced in December 2007. In addition, the $1 billion secured warehouse credit facility that Goldman Sachs has committed to offer provides us with access to an alternative source of funding.”

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Page two,

Fiscal 2008 Earnings

“First Marblehead’s strategy is to deliver long term value to our shareholders by focusing on our core competencies, such as our customized products and services and expert processing capabilities for private student loans,” added Kopnisky. “At the same time, we are managing through the disruptions in the capital markets by taking action to increase alternative funding sources, tighten credit criteria, adjust the recovery and collection process, and reduce our cost structure. We believe these actions are prudent in the current environment and are part of a broader strategy to further strengthen the company.”

First Marblehead will host a conference call today, January 31, 2008 at 5:00 p.m. EST to discuss these results.  Mr. Kopnisky, and John A. Hupalo, Senior Executive Vice President and Chief Financial Officer, will host the call.  Investors and other interested parties are invited to listen to the conference call by dialing (800) 573-4752 in the United States or (617) 224-4324 from abroad (passcode – 41399597), or via webcast at www.firstmarblehead.com, under Investors.

A replay will be available on First Marblehead’s Web site for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the passcode 65910095.

About The First Marblehead Corporation – First Marblehead provides financial solutions that help students achieve their dreams.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans.  For more information, go to www.firstmarblehead.com.

Statements in this press release, including the tables, regarding First Marblehead’s future financial and operating results, financing options, business volumes, and investment proceeds from GS Capital Partners, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts and on our plans, estimates and expectations as of January 31, 2008.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, facilitated loan volumes or financing-related revenues, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: our success in structuring securitizations or alternative financings; the size, structure and timing of such securitizations or alternative financings; degradation of credit quality or performance of the loan portfolios of the trusts First Marblehead has structured; derogatory action by rating agencies with respect to securities issued by such trusts or The Education Resources Institute, Inc. (TERI), the third party guarantor of the underlying loans; the estimates we make and the assumptions on which we rely in preparing our financial statements; continued variance between the actual performance of securitization trusts and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenues; our loan facilitation volumes; our relationships with key clients; closing conditions to the subsequent investment in First Marblehead by GS Capital Partners; and the other factors set forth under the caption “Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2007.  Important factors that could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions include economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio, including full or partial prepayments and prepayments as a result of loan consolidation activity; capital market receptivity to private student loan asset-backed securities; and interest rate trends.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended December 31, 2007 and 2006

(Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
Service revenues:
Up-front structural advisory fees	$524	$88,618	$178,066	$261,928
Additional structural advisory fees:
From new securitizations	—	8,861	24,304	25,447
Trust updates	(10,775)	928	(7,916)	2,893
Total additional structural advisory fees	(10,775)	9,789	16,388	28,340

Residuals
From new securitizations	—	48,315	116,972	105,070
Trust updates	(159,746)	13,865	(173,854)	25,773
Total residuals	(159,746)	62,180	(56,882)	130,843

Processing fees from TERI	37,280	29,608	83,529	66,679

Administrative and other fees	3,129	4,727	24,890	8,953

Total service revenues	(129,588)	194,922	245,991	496,743

Net interest income	6,778	2,844	11,161	3,968

Total revenues	(122,810)	197,766	257,152	500,711

Non-interest expenses:
Compensation and benefits	19,734	25,895	51,737	57,503
General and administrative expenses	53,959	33,088	119,457	67,079
Total non-interest expenses	73,693	58,983	171,194	124,582

Income (loss) before income tax expense (benefit)	(196,503)	138,783	85,958	376,129

Income tax expense (benefit)	(78,828)	57,632	34,813	153,970

Net income (loss)	$(117,675)	$81,151	$51,145	$222,159

Net income (loss) per share, basic	$(1.26)	$0.86	$0.55	$2.35
Net income (loss) per share, diluted	(1.26)	0.85	0.54	2.34
Cash dividends declared per share	0.12	0.12	0.395	0.22
Weighted average shares outstanding, basic	93,500	94,496	93,469	94,393
Weighted average shares outstanding, diluted	93,500	95,069	94,108	95,020

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The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2007 and June 30, 2007

(Unaudited)

(amounts in thousands)

	December 31, 2007	June 30, 2007
Assets
Cash, cash equivalents and investments	$351,021	$234,921
Loans held for sale	358,023	37,052
Service receivables:
Structural advisory fees	150,032	133,644
Residuals	608,233	665,115
Processing fees from TERI	12,175	10,909
Total service receivables	770,440	809,668

Property and equipment, net	40,596	41,911

Goodwill	4,878	4,878
Intangible assets, net	2,274	2,597
Prepaid income taxes	—	49,345
Other prepaid expenses	41,707	26,904
Other assets	15,625	7,187
Total assets	$1,584,564	$1,214,463

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$146,893	$53,523
Education loan warehouse facility	245,400	—
Accounts payable and accrued expenses	30,754	59,044
Income taxes payable	30,059	—
Net deferred income tax liability	201,139	247,748
Other liabilities	9,269	11,528
Total liabilities	663,514	371,843

Commitments and contingencies

Stockholders’ Equity
Series A non-voting convertible preferred stock	59,800	—
Other stockholders’ equity	861,250	842,620
Total stockholders’ equity	921,050	842,620
Total liabilities and stockholders’ equity	$1,584,564	$1,214,463

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The First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	December 31, 2007	December 31, 2006	% Increase (Decrease)

Q2 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$836	$513	63%
School Channel Loans	139	158	(12)%

Private Label Loans	975	671	45%
GATE Loans	7	16	(56)%
Total Loan Facilitation Volume Available for Securitization	$982	$687	43%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$4,028	$2,587	56%
School Channel Loans	770	791	(3)%
Private Label Loans	4,798	3,378	42%
GATE Loans	75	106	(29)%
Total Loan Facilitation Volume Available for Securitization	$4,873	$3,484	40%

Q2 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$3	$6	(50)%
School Channel Loans	96	66	45%
Total Loan Facilitation Volume Not Available for Securitization	$99	$72	38%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$9	$32	(72)%
School Channel Loans	458	392	17%
Total Loan Facilitation Volume Not Available for Securitization	$467	$424	10%

Percentage of Loans Available for Securitization
Q2	91%	91%
Rolling Twelve Months	91%	89%

End-of period Principal Balance of Loans Available for Securitization but not yet Securitized
Direct-to-Consumer Loans	$1,554	$334
School Channel Loans	454	399
Private Label Loans	2,008	733
GATE Loans	36	53
Total Loan Principal Available for Securitization but not yet securitized	$2,044	$786	160%

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The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Structural Advisory Fees and Residuals Receivables

(Dollars in Thousands)

	Three Months Ended December 31, 2007	Six Months Ended December 31, 2007
Structural Advisory Fees Receivable
Beginning of period balance	$160,807	$133,644

Additions from new securitizations	—	24,304

Trust updates:
Passage of time (fair value accretion)	2,662	5,071
Assumption Changes:
Increase in average prepayment rate	(3,535)	(3,535)
Increase in discount rate	(8,110)	(8,110)
Increase in default rate	(2,668)	(2,668)
Auction rate note interest rates	(86)	(86)
Other factors	962	1,412
Net change	(10,775)	(7,916)

End of period balance	$150,032	$150,032

Residuals Receivable

Beginning of period balance	$767,979	$665,115

Additions from new securitizations	—	116,972

Trust updates:
Passage of time (fair value accretion)	23,667	43,570
Assumption Changes:
Increase in average prepayment rate	(46,597)	(46,597)
Increase in discount rate	(46,498)	(71,680)
Increase in default rate	(36,173)	(36,173)
Auction rate note interest rates	(34,323)	(34,323)
Other factors	(19,822)	(28,651)
Net change	(159,746)	(173,854)

End of period balance	$608,233	$608,233

Note:  Factors affecting the valuation of structural advisory fees and residuals receivables include changes, if any, to the assumptions we use in estimating the fair value of these receivables.

In light of recent developments in the asset-backed securities market and our ongoing evaluation of actual trust performance, we changed certain assumptions used to determine the fair value of our residual and structural advisory fee receivables at December 31, 2007. We continue to monitor the performance of trust assets against our expectations, as well as other inputs necessary to estimate the present value of our structural advisory fee and residuals receivables.   We will make such additional adjustments to our estimates as we believe are necessary to value properly our receivables balances at each balance sheet date.

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